Exhibit 21.1

Subsidiaries of Forge Global Holdings, Inc.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Equi LLC	Delaware
Equidate Holdings LLC	Delaware
Forge Asia Limited	Hong Kong
Forge Data LLC	Delaware
Forge EOF LLC	Delaware
Forge Europe GmbH	Germany
Forge Financial Holdings, Inc.	Delaware
Forge Global Advisors LLC	Delaware
Forge Global, Inc.	Delaware
Forge Investments LLC	Delaware
Forge Investments SPC	Cayman Islands
Forge Investments II SPC	Cayman Islands
Forge Lending LLC	California
Forge Markets LLC	Delaware
Forge Offshore Limited	Cayman Islands
Forge Research LLC	Delaware
Forge Securities LLC	Delaware
Forge Services, Inc.	California
Forge Trust Co.	South Dakota
SharesPost Asia Pte. Ltd.	Singapore
SharesPost Financial Corporation	California